SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

   Filed by the Registrant /X/

   Filed by a Party other than the Registrant / /

   Check the appropriate box:
   / /      Preliminary Proxy Statement
   / /      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   /X /     Definitive Proxy Statement
   / /      Definitive Additional Materials
   / /      Soliciting Material under Section 240.14a-12


                     Friedman, Billings, Ramsey Group, Inc.
  ----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
  ----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/   No fee required
/ /   $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
      Item 22(a)(2) of Schedule 14A.
/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)  Title of each class of securities to which transaction applies:
           ------------------------------------------------------------
      (2)  Aggregate number of securities to which transaction applies:
           ------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
           ------------------------------------------------------------
      (4)  Proposed maximum aggregate value of transaction:
           ------------------------------------------------------------
      (5)  Total fee paid:
           ------------------------------------------------------------
/ /   Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:
           ------------------------------------------------------------
      (2)  Form, Schedule or Registration Statement No.:
           ------------------------------------------------------------
      (3)  Filing Party:
           ------------------------------------------------------------
      (4)  Date Filed:
           ------------------------------------------------------------

                     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  May 30, 2002


To Our Shareholders:

     The Annual Meeting of shareholders of Friedman, Billings, Ramsey Group, Inc. (the "Company") will be held at The American Electronics Association, 601 Pennsylvania Avenue, N.W., Washington, D.C., on Thursday, May 30, 2002, at 10:00 a.m., to vote on the following:

     1.  The election of the five directors of the Company;

     2. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditor for 2002; and

     3. The transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Record Date for the meeting, used to determine which shareholders are entitled to vote at the meeting and receive these materials, is April 2, 2002. This Notice, the attached Proxy Statement and the enclosed form of proxy for the meeting are first being sent to shareholders on or about April 30, 2002. A list of shareholders will be available at the meeting and for ten days prior to the meeting at the Company's offices, 1001 Nineteenth Street North, 18th Floor, Arlington, Virginia 22209.


                                        By Order of the Board of Directors,

                                        /s/

                                        Mary A. Sheehan
                                        Corporate Secretary


April 30, 2002

                             YOUR VOTE IS IMPORTANT

                  PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD

                     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

                                 PROXY STATEMENT


                                     GENERAL

     The Board of Directors of Friedman, Billings, Ramsey Group, Inc., a Virginia corporation (the ''Company'') is soliciting proxies to be used at your Annual Meeting to vote on the matters described in the Notice of Annual Meeting. The term ''FBR'', as used herein, refers to the Company and its predecessors, which were first formed in 1989.

                          VOTING AND OUTSTANDING SHARES

     Holders of record of Class A Common Stock and holders of record of Class B Common Stock on April 2, 2002, the Record Date, may vote at the Annual Meeting. On the Record Date, 22,834,601 shares of Class A Common Stock and 26,921,029 shares of Class B Common Stock were outstanding and entitled to vote at the Annual Meeting. No other voting securities of the Company were outstanding. Each shareholder is entitled to one vote for each share of Class A Common Stock and to three votes for each share of Class B Common Stock held on the Record Date. Holders of Class A Common Stock and Class B Common Stock vote together without regard to class on the matters that will come before the Annual Meeting.

     The expenses of preparing, printing and assembling the materials used in the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of certain of its officers and employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by mail, telephone and telegraph from brokerage houses and other stockholders. The Company will also reimburse banks, brokers and other nominees in whose names shares are registered for out-of-pocket expenses incurred by them to furnish this Proxy Statement and related materials concerning the Annual Meeting to beneficial owners.

     If you return your executed proxy in time to permit its review and count, your shares will be voted as you direct. You can specify whether shares represented by the proxy are to be voted for the election of all nominees for director or are to be withheld from some or all of them. You also can specify approval, disapproval or abstention as to the selection of an independent auditor.

     If your proxy card does not specify how you want to vote your shares, they will be voted ''for'' the election of all nominees for director, and ''for'' ratification of the selection of PricewaterhouseCoopers LLP as independent auditor.

     You may revoke your proxy at any time before it is exercised by written notice to the Corporate Secretary, by timely submission of a properly executed later-dated proxy or by voting in person at the Annual Meeting.

     A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter. The election of directors requires a plurality of the votes cast by the shares entitled to vote on the election of directors at the Annual Meeting. The ratification of the selection of an independent auditor requires a majority of the votes that could be cast by the shares that are present in person or represented by proxy at the Annual Meeting.

     The total number of votes that could be cast at the Annual Meeting is the sum of votes cast and abstentions. Abstentions are counted as ''shares present'' at the Annual Meeting for purposes of determining the presence of a quorum and have the effect of a vote ''against'' any matter as to which they are specified. Proxies submitted by brokers that do not indicate a vote for any of the items (so-called ''broker non-votes'') are not considered ''shares present'' and will not affect the outcome of the vote.

     The Company does not know of any other matter to be presented at the Annual Meeting. Under the Company's Bylaws, no business other than that stated in the Notice of Annual Meeting of Shareholders may be transacted at the Annual Meeting. If any other matter is presented at the Annual Meeting on which a vote properly may be taken, the shares represented by proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting those shares.

                               SECURITY OWNERSHIP

SECURITY OWNERSHIP OF MANAGEMENT

     The information below shows, as of April 2, 2002, the number of shares of Class A and Class B Common Stock beneficially owned by each director and director nominee, by the Chairman and Co-Chief Executive Officer and the next four highest compensated executive officers during 2001 (''Named Executive Officers''), and by the directors and executive officers of the Company as a group.

EACH SHARE OF CLASS B COMMON STOCK HAS THREE VOTES.

     The following table shows the shares of Class A Common Stock and Class B Common Stock, and shares of Class A Common Stock underlying options exercisable within 60 days, in which the Named Executive Officers and directors have the sole economic interest and provides the same information for all executive officers and directors as a group.

                                                                                             Shares
                                                                                            Acquirable   Percent
                                Shares of     Percent of      Shares of     Percent of      within 60    of All
                                 Class A        Class A        Class B        Class B          Days      Common
       Name                   Common Stock   Common Stock   Common Stock   Common Stock   (all Class A)   Stock
       ----                   ------------   ------------   ------------   ------------   -------------   -----
Emanuel J. Friedman             1,000,000        4.38%        9,517,100       35.35%            -         21.14%
     Chairman and Co-Chief
     Executive Officer

Eric F. Billings                 250,000         1.09%        8,119,140       30.16%            -         16.82%
     Vice Chairman and Co-
     Chief Executive Officer

Robert S. Smith                163,653(1)         (3)             -              -           310,157       (3)
     Chief Operating Officer

Kurt R. Harrington               17,185           (3)             -              -           79,541        (3)
     Chief Financial Officer

Daniel J. Altobello                 -              -              -              -           13,000        (3)
     Director

W. Russell Ramsey (2)               -              -           854,829         3.18%            -         1.72%
     Director

Wallace L. Timmeny                3,000           (3)             -              -           32,000        (3)
     Director

All executive officers and
     directors as a group
     (8 persons).              1,493,046        6.54%       18,491,069       68.69%         456,030       40.71%


(1) Includes 150,000 shares acquired under the FBR Stock Purchase and Loan Plan. See page 7.

(2) Effective December 31, 2001, Mr. Ramsey resigned as the Company's President and Co-Chief Executive Officer. He remains a director of the Company.

(3)  Less than one percent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The table below is based on information available to the Company, including shareholder filings with the Securities and Exchange Commission (''SEC''), and shows beneficial ownership of more than 5 percent of the Company's Class A Common Stock as of December 31, 2001.

                                                                                                           Percent
                                                             Shared       Sole        Shared     Percent   of All
                                               Sole Voting   Voting    Investment   Investment     of      Common
Title of Class       Beneficial Owner             Power       Power       Power        Power     Class      Stock
--------------       ----------------             -----       -----       -----        -----     -----      -----
Class A          PNC Investment Corp. (1)       2,427,386       -       2,427,386        -       10.71%     4.89%
  Common           300 Delaware Avenue
  Stock            Suite 304
                   Wilmington, DE 19801

Class A          Mazama Capital                 1,821,250       -       2,123,150        -        9.37%     4.28%
  Common           Management, Inc.
  Stock            One S.W. Columbia
                   Suite 1860
                   Portland, OR  97258

(1) PNC Investment Corp. is a wholly-owned subsidiary of PNC Holding, LLC, a wholly-owned subsidiary of The PNC Financial Services Group, Inc. (PNC). As described in the Company's Annual Report on Form 10-K, the Company and PNC have a strategic business relationship with respect to selected capital markets and related activities.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of ownership and changes in ownership of the Company's securities with the SEC. During 2001, all of the Company's directors and executive officers filed all reports required by Section 16(a) on a timely basis.


                                     ITEM 1

                              ELECTION OF DIRECTORS

     The Board of Directors recommends a vote ''FOR'' the nominees named in this proposal.

     Five directors will be elected at the Annual Meeting. All current board members have been nominated for reelection. More information on the nominees is provided below. This information has been given to the Company by the nominees. Each director elected at the Annual Meeting will serve until the next annual meeting of the shareholders or until earlier retirement, resignation or removal.

     If unforeseen circumstances (for example, death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, your shares will be voted for that other person.

     Effective December 31, 2001, Mark R. Warner resigned as a director of the Company to assume his duties as the Governor of the Commonwealth of Virginia. Pursuant to the Company's Bylaws, the resulting vacancy on the Board may be filled by the Board of Directors. The search for a candidate is underway but was not completed in time to include a nominee in this Proxy Statement. The Board intends to fill the vacancy at the earliest practicable date. Proxies cannot be voted at the Annual Meeting for more than five nominees.

EMANUEL J. FRIEDMAN

     Mr. Friedman, age 56, is Chairman and Co-Chief Executive Officer of the Company. Since co-founding FBR in 1989 he has continuously served as a director. He served as Chairman and Chief Executive Officer from 1989 to 1999 when he assumed his current position. He serves as a director of FBR Asset Investment Corporation. He also manages investment vehicles, including FBR Ashton, Limited Partnership.

ERIC F. BILLINGS

     Mr. Billings, age 49, is Vice Chairman and Co-Chief Executive Officer of the Company. Since co-founding FBR in 1989, he has continuously served as a director. He served as Vice Chairman and Chief Operating Officer from 1989 to 1999 when he assumed his current position. He serves as Chairman and Chief Executive Officer and as a director of FBR Asset Investment Corporation. He also manages FBR Weston, Limited Partnership.

DANIEL J. ALTOBELLO

     Mr. Altobello, age 61, has served as a director of the Company since June 26, 2000. Since October 1, 2000, Mr. Altobello, Chairman of Altobello Family Partners, has been a private investor and active board member of several companies. From September 1995 until October 2000, Mr. Altobello was the Chairman of Onex Food Services, Inc., the parent corporation of Caterair International, Inc. and LSG/SKY Chefs, and the largest airline catering company in the world. From 1989 to 1995, Mr. Altobello served as Chairman, President and Chief Executive Officer of Caterair International Corporation. He is a member of the Board of Directors of American Management Systems, Inc., LSG Sky Chefs Holdings, GMBH, Care First, Inc. of which he is non-executive chairman, Care First of Maryland, Inc., MESA Air Group, World Airways, Inc., First Union Realty Trust, an advisory director of Thayer Capital Partners, and a trustee of Loyola Foundation, Inc., Mt. Holyoke College, and Suburban Hospital Foundation, Inc., of which he is Chairman.

W. RUSSELL RAMSEY

     Mr. Ramsey, age 42, has continuously served as a director since co-founding FBR in 1989. He is the founder and Managing General Partner of Capital Crossover Partners LP, an asset management firm. He served as President and Secretary of FBR from 1989 to 1999 and as President and Co-Chief Executive Officer of FBR from 1999 to 2001.

WALLACE L. TIMMENY

     Mr. Timmeny, age 64, has served as a director of the Company since December 29, 1997. Mr. Timmeny is a partner in the Washington, D.C. office of Dechert, a law firm, which he joined in 1996. Mr. Timmeny is a past chairman of the Executive Council of the Securities Law Committee of the Federal Bar
Association. Mr. Timmeny has served as an adjunct professor at American University School of Law, George Mason University School of Law and Georgetown
University School of Law. From 1965 to 1979, Mr. Timmeny was an attorney with the U.S. Securities and Exchange Commission ("SEC"), and ultimately the Deputy Director of the Division of Enforcement of the SEC. Mr. Timmeny and his law firm have provided and are expected to continue to provide legal services to the Company.


                             THE BOARD OF DIRECTORS

MEETINGS

     The Board of Directors held six meetings during 2001. Each of the incumbent directors attended at least 75% of the total number of meetings of the Board and Board Committees on which they serve.

COMMITTEES

     The Board has three standing committees: the Executive Committee, the Audit Committee and the Compensation Committee. The members of the Executive Committee are Mr. Friedman and Mr. Billings. The Committee has authority to act on behalf of the full Board to the full extent permitted by law. The Executive Committee held no meetings in 2001.

     The members of the Audit Committee are Mr. Timmeny, who serves as Chairman of the Committee, and Mr. Altobello. The Audit Committee assists the Board of Directors in monitoring the Company's financial reporting process, and the independence and performance of the Company's independent auditors. The Board has concluded that each member of the Audit Committee is an ''independent'' director as defined by the New York Stock Exchange. The Audit Committee held five meetings in 2001. The Board of Directors has adopted a written charter for the Audit Committee.

     The members of the Compensation Committee are Mr. Altobello, who serves as Chairman of the Committee, and Mr. Timmeny. The Compensation Committee reviews the Company's compensation plans and makes recommendations concerning those plans and concerning executive officer compensation. The Compensation Committee held two meetings in 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIPS WITH DIRECTORS

     In the ordinary course of business the Company and its subsidiaries may have transactions with corporations or other entities in which its non-employee directors have an interest. None of these transactions exceeds 5% of the gross revenues of either the Company or the other corporation or entity.

     Mr. Timmeny and his law firm have, from time to time, provided legal advice to the Company and its subsidiaries and are expected to continue to do so.

TRANSACTIONS INVOLVING AFFILIATES

FBR ASSET INVESTMENT CORPORATION

     FBR Asset Investment Corporation ("FBR Asset") is a corporation that was created by the Company in 1997 and has been managed by the Company since its creation through a management agreement with one of the Company's investment adviser subsidiaries. At December 31, 2001, the Company held a long-term investment in FBR Asset representing 20.82% of FBR Asset's equity. The Company's long term investment was 11.86% as of April 15, 2002, as a result of dilution by two follow-on offerings by FBR Asset in January and April 2002. In addition, as of April 15, 2002, the Company's broker-dealer subsidiary held shares representing 3.58% of FBR Asset's equity in its capacity as a market maker, and FBR Weston, Limited Partnership, a hedge fund managed by a subsidiary of the Company and an affiliate of the Company, held shares representing 1.33% of FBR Asset's equity. At March 31, 2002, FBR Asset had gross assets of $2.7 billion and shareholder's equity of $343.8 million. The Company's Vice Chairman and Co-Chief Executive Officer, Mr. Billings, serves as the Chairman and Chief Executive Officer of FBR Asset and the Company's Chairman and Co-Chief Executive Officer, Mr. Friedman, is also a director of FBR Asset. FBR Asset also has three outside, independent members of its Board of Directors who approved the management agreement with the Company, which agreement includes the base and incentive fees that are paid to the Company.

     The Company's principal broker-dealer subsidiary, Friedman, Billings, Ramsey & Co., Inc. ("FBRC") has entered into an agreement with FBR Asset, regarding FBR Asset's extension of credit to or investment in entities that are or may be FBRC investment banking clients. The agreement provides that in circumstances where FBRC determines that a commitment to make an extension of credit to, or an investment in, an entity (each an "investment opportunity") by FBR Asset would facilitate a possible investment banking transaction, FBRC presents the investment opportunity to FBR Asset. The Investment Committee of FBR Asset reviews each investment opportunity and recommends whether or not to make a loan or an investment based on its investment criteria. If recommended by the Investment Committee, the Contracts Committee of FBR Asset's Board of Directors' (the three members of which are outside, independent directors of FBR Asset) reviews the investment opportunity and decides on the basis of the Investment Committee's recommendation whether or not the investment opportunity is appropriate. If FBR Asset makes a determination to commit to making an extension of credit or an investment, the commitment is not contingent on FBRC being engaged to provide investment banking services. If, however, FBRC is engaged to provide investment banking services, FBR Asset's wholly owned broker-dealer subsidiary will act as a financial advisor to FBRC in connection with structuring the transaction and in return for its services it will receive 10% of the net cash investment banking fees received by FBRC for the engagement. The Company believes that this agreement with FBR Asset allows FBRC to compete more effectively with larger institutions for investment banking transactions. The Company also believes the 10% fee to be paid to FBR Asset's broker-dealer subsidiary is reasonable given the value of the services to be provided and the assistance provided by FBR Asset's commitment. In 2001, pursuant to this agreement, FBR Asset received $2.9 million in fees from FBRC from three investment banking transactions and one commitment to a loan that was ultimately unfunded. In FBRC investment banking transactions in which FBR Asset purchases securities, FBR Asset purchases the securities net of the underwriting discount or private placement fee normally paid to FBRC. In 2001, FBR Asset purchased securities in three transactions for an aggregate price of $23.1 million.

     The management agreement with FBR Asset currently provides that the Company will receive base management fees of 0.25% per annum (0.20% per annum beginning May 1, 2002) based on the value of mortgage related assets and 0.75% per annum based on the value of all other invested assets. For the years ended December 31, 2001 and 2000, the Company received base management fees of $1.8 million and $1.1 million respectively. In addition, the Company is entitled to receive incentive fees based on performance above a benchmark. For the year ended December 31, 2001, the Company received incentive fees of $1.7 million. The Company has not received incentive fees from FBR Asset in any other year.

     The Company accounts for its equity interest in FBR Asset under the equity method and for the years ended December 31, 2001 and 2000 recorded $4.3 million and $7.1 million of net investment income for its proportionate share of FBR Asset's net income for those years.

INVESTMENT IN CAPITAL CROSSOVER PARTNERS

     In 2001, the Company announced that then President and Co-Chief Executive Officer, W. Russell Ramsey, would launch his own investment fund, Capital Crossover Partners ("CCP"). On December 31, 2001, Mr. Ramsey resigned as the Company's President and Co-Chief Executive Officer; he remains a director of the Company. The Company is an investor in CCP and has a capital commitment to the fund of $15 million, of which $6 million was paid in to the fund during 2001 and an additional $4.5 million was paid in to the fund in 2002, for a total investment of $10.5 million through April 15, 2002. The Company made its investment in CCP based on the Company's assessment of the potential return on the investment and because the Company believed it presented the Company with the potential for certain strategic relationships that could be beneficial to the Company's business. In 2001, in connection with services provided to CCP, the Company earned fees and is entitled to receive three percentage points of carried interest in CCP. The fees the Company has received and the carried interest it is entitled to receive were determined based on negotiations with Mr. Ramsey. The Company does not control CCP or have influence over the management or investment strategy of CCP. As of December 31, 2001, the Company earned fees of $1.1 million for services provided to CCP. The Company did not record any income in connection with its carried interest in CCP during 2001.

FBR STOCK PURCHASE AND LOAN PLAN

     During 2001, the Company adopted the FBR Stock Purchase and Loan Plan. Under the plan, certain key employees of FBR, including the executive officers but excluding the Co-Chief Executive Officers, were eligible to purchase shares of the Company's common stock that the Company had purchased from Mr. Ramsey. The purchase from Mr. Ramsey and the sale to employees were effected at a price of $5.50 per share.

     Under the plan, participants, including the two executive officers who participated, paid 20% of the purchase price in cash and borrowed the remaining 80% of the purchase price from the Company under a five year limited recourse promissory note with interest accruing at 6.5% and accreting to principal. Each participant's note is collatoralized solely by 100% of the stock purchased by that participant under the plan. Shares acquired under the plan are restricted for a period of two years from the date of acquisition. After two years, an employee may sell the shares only if the employee pays off the promissory note or substitutes collateral satisfactory to the Company.

     For accounting purposes, the portion of the employee share purchase financed by the Company (80%) is considered a stock option, and deducted from shareholders' equity. These shares are deducted from shares outstanding, similar to treasury stock, in computing book value and earnings per share. As a result, both the $22.7 million financed (including accrued interest) by the Company and the 4,000,000 common shares related to the financing are reflected as a receivable in shareholders' equity. As the employees repay the loans, shareholders' equity and shares outstanding will increase. In addition, the interest earned on the employee loans is added to paid-in-capital and excluded from net income.

     Under the terms of the plan, the two executive officers participating in the plan received options equal to the number of shares they purchased under the plan; the options were then immediately exercised at no economic advantage to the executive officers. These options were exercisable for one day and had a strike price of $5.50. The option price was set at $5.50 rather than the market price because that was the price at which Mr. Ramsey agreed to sell his shares to the Company on the condition that the shares be offered to employees at that price. Under the plan, two executive officers, Mr. Smith and Mr. Ginivan, received loans of $660,000 and $220,000, respectively, for the purchase of 150,000 shares and 50,000 shares, respectively.


                      DIRECTOR AND MANAGEMENT COMPENSATION

DIRECTOR COMPENSATION

     Each non-employee director receives an annual retainer of $25,000 for service on the Company's Board, a fee of $1,500 for each in-person meeting of the Company's Board or a Committee of the Board, and a fee of $500 for each telephonic meeting of the Company's Board or a Committee of the Board. The Chairman of the Audit Committee receives an additional annual retainer fee of $5,000. Non-employee directors also receive an annual grant of options to purchase 3,000 shares of Class A Common Stock pursuant to the terms of the Non-Employee Director Stock Compensation Plan. No separate compensation is paid to directors who are officers of the Company for their services as directors.

REPORT ON EXECUTIVE COMPENSATION

     The following Report on Executive Compensation for fiscal year 2001 is submitted by the Compensation Committee of the Board of Directors, which is composed of the Company's independent non-employee directors, Mr. Altobello, Chairman, and Mr. Timmeny:

COMPENSATION PAID TO EXECUTIVE OFFICERS

     In 2001, each of FBR's executive officers received a base salary, and, with the exception of Mr. Ramsey, was eligible to receive (1) an annual cash bonus, and stock and option awards, under the FBR Stock and Annual Incentive Plan (the "Stock and Annual Incentive Plan'') and (2) a cash bonus under the Key Employee Incentive Plan. The executive officers, excluding the Co-Chief Executive Officers, were eligible to purchase stock under the FBR Stock Purchase and Loan Plan. Mr. Ramsey announced in early 2001 his planned resignation as President and Co-Chief Executive Officer of FBR at year-end 2001. During the year, he focused primarily on a transition of his duties and was not eligible for a cash bonus or stock options in 2001.

     BASE SALARIES. Base salaries were set at a level such that a significant amount of the total possible overall compensation of each executive officer was determined by FBR's overall performance and the individual's performance. The amount of each base salary was based on competitive factors within FBR's industry and on the past contributions and performance of each executive officer.

     ANNUAL BONUSES. Early in 2001, the Compensation Committee established annual bonus criteria under the Key Employee Incentive Plan for Messrs. Friedman and Billings, the Co-Chief Executive Officers, based on three weighted factors:
(1) revenue - 40%, (2) return on equity - 30% and (3) reported net income - 30%. For each factor, threshold, target and maximum performance criteria and corresponding bonus amounts were established.

     Annual bonuses paid under the Key Employee Incentive Plan to those other executive officers whose duties primarily involve non-revenue producing activities, such as operations, finance, accounting and legal, were based on the individual contributions and performance of each such executive officer within his respective area of responsibility and on the overall performance of FBR.

     LONG TERM INCENTIVE COMPENSATION. In 2001, the Compensation Committee adopted a long-term incentive compensation plan for Mr. Friedman and Mr. Billings that was based 50% on cumulative net income and 50% on cumulative total return to shareholders, each measured over a three year time period. For each factor a threshold, target and maximum payout was established. Under the plan, payouts would begin in 2004 based on the prior three-year performance. Mr. Friedman and Mr. Billings have agreed to give up their right to long-term compensation under this plan in connection with a restructuring of the compensation plan for the Co-Chief Executive Officers for 2002. As a result no payments will be made under this plan.

     STOCK OPTIONS. Officers and employees of the Company who are responsible for or contribute to the growth and profitability of the business of the Company are eligible to be granted stock options under the Stock and Annual Incentive Plan. Stock options were not granted to the Co-Chief Executive Officers due to the fact that, as founders of the Company, they still own significant amounts of the Company's common stock. In 2001, the only options issued under the plan to other executive officers of FBR were options with an exercise period of one day that were granted pursuant to participation in the FBR Stock Purchase and Loan Plan.

     FBR STOCK PURCHASE AND LOAN PLAN. In June 2001, the Company adopted the FBR Stock Purchase and Loan Plan. Under the plan, certain key employees of FBR, including the executive officers but excluding the Co-Chief Executive Officers, were eligible to purchase shares of the Company's common stock at $5.50 per share. The Company had purchased the shares from Mr. Ramsey at $5.50 per share. Under the plan, participants paid 20% of the purchase price in cash and borrowed the remaining 80% of the purchase price from the Company under a five year limited recourse promissory note with interest accruing at 6.5% and accreting to principal. Under the terms of the plan, the executive officers participating in the plan received options equal to the number of shares they purchased under the plan; the options were then immediately exercised at no economic advantage to the executive officers in order to allow them to participate in the plan. These options were exercisable for one day and had a strike price of $5.50.

     RETIREMENT BENEFITS. As part of its policy of maintaining a compensation system that is incentive driven, the Company does not provide retirement benefits, other than a defined contribution savings plan available to all Company employees pursuant to Section 401(k) of the Internal Revenue Code. During 2001, FBR did not match any employee contributions made under that plan.

2001 COMPENSATION PAID TO THE CO-CHIEF EXECUTIVE OFFICERS

     As noted above, Mr. Ramsey announced in early 2001 his decision to resign his position as President and Co-Chief Executive Officer at the end of 2001. During 2001, Mr. Ramsey primarily focused on a transition of his duties and therefore, his compensation for 2001 consisted solely of his base salary.

     For the remaining two Co-Chief Executive Officers, Mr. Friedman and Mr. Billings, the Company believes that a significant part of its success is based on their team management approach, their leadership and their ability to work closely together to implement the Company's strategic business plans. In addition, each of them has ongoing direct involvement in the revenue producing units of the Company. Accordingly, the compensation plans for each of these Co-Chief Executive Officers were the same.

     In setting the salaries of the Co-Chief Executive Officers, the Compensation Committee considered the above factors, as well as their potential overall compensation. Because of the Company's policy of placing a significant portion of their total possible compensation at risk based on performance criteria, the base salaries of the Co-Chief Executive Officers remained at $600,000. Their salaries have not increased during the five-year period from 1997 to 2001. For 2002, Mr. Friedman and Mr. Billings have agreed to reduce their respective base salaries by 20% to $480,000, as part of the Company's previously announced plan to reduce fixed expenses by 20%.

     Mr. Friedman and Mr. Billings each received an annual bonus of $321,470 for 2001 based on performance under the 2001 bonus criteria described under Annual Bonuses. The maximum bonus each of them was eligible to receive under the 2001 criteria was $2,400,000. The bonus was for performance under the net revenue factor. The maximum bonus payable for the net revenue factor was $960,000. They did not receive any bonus in connection with the income and return on equity factors because the threshold performance criteria for those factors were not achieved. The Co-Chief Executive Officers did not receive any other compensation.

     Tax Considerations

     Section 162(m) of the Internal Revenue Code (the "Code''), generally denies a tax deduction to any publicly-held company for compensation paid to one of the company's five most highly compensated executive officers which exceeds $1 million. Section 162(m) of the Code provides exemptions to this limitation on deductions for compensation which meets certain "performance based'' criteria. To date, all compensation paid to the Company's five highest paid executive officers has been paid pursuant to plans that are exempt from the limitations of
Section 162(m). The Company believes that the primary purpose of executive compensation should be to motivate executives to implement the Company's strategic plans in order to increase shareholder value. To the extent that achieving that purpose is consistent with making executive compensation tax deductible pursuant to Section 162 (m) of the Code, it is the Company's intention to grant executive compensation that qualifies for tax deductions.

                                          Respectfully submitted,

                                          /s/

                                          Daniel J. Altobello , Chairman
                                          Wallace L. Timmeny

Summary Compensation Table

     The following table shows the compensation for FBR's Chairman and Co-Chief Executive Officer and the next four highest compensated executive officers in the fiscal year ended December 31, 2001.


                                               Annual Compensation                 Long-Term Compensation
                                               -------------------                 ----------------------
                                                                  Other Annual   Securities Underlying Options
Name and Principal Position       Year  Salary ($)   Bonus ($)  Compensation ($)          Granted (#)
---------------------------       ----  ----------   --------- -----------------          -----------

Emanuel J. Friedman               2001    600,000      321,470        --                     --
     Chairman, Co-Chief           2000    600,000    1,853,741        --                     --
     Executive Officer            1999    600,000    2,000,000        --                     --
     and Director

Eric F. Billings                  2001    600,000      321,470        --                     --
     Vice Chairman, Co-Chief      2000    600,000    1,853,741        --                     --
     Executive Officer            1999    600,000    2,000,000        --                     --
     and Director

W. Russell Ramsey                 2001    600,000       --            --                     --
     President,                   2000    600,000    1,853,741        --                     --
     Co-Chief Executive           1999    600,000    2,000,000        --                     --
     Officer and Director (1)

Robert S. Smith                   2001    250,000      234,500        --                  150,000(2)
     Chief Operating Officer      2000    250,000      859,983        --                  207,970(3)
                                  1999    250,000      277,000        --                  200,000

Kurt R. Harrington                2001    200,000      223,243        --                     --
     Chief Financial Officer      2000    175,000      180,000       --                   15,000(3)
                                  1999    125,000       70,000        --                  55,000(4)


(1) Effective December 31, 2001, Mr. Ramsey resigned as the Company's President and Co-Chief Executive Officer. He remains a director of the Company.

(2) Options granted pursuant to participation in the FBR Stock Purchase and Loan Plan that were issued on June 26, 2001 and expired on the same day. See page 7.

(3)  Options awarded in January 2001 for performance during fiscal year 2000.

(4) During 1999, Mr. Harrington elected to receive 25,000 options in lieu of a portion of his cash bonus.



Option Grants in Last Fiscal Year

                                      Percent
                                     of Total
                                      Options                Market
                       Number of      Granted    Exercise     Price                 Potential Realizable
                      Securities        to        or Base      on                     Value at Assumed
                      Underlying     Employees     Price      Date                  Annual Rates of Stock
                        Options      in Fiscal      Per        of      Expiration   Price Appreciation for
Name                   Granted         Year        Share      Grant       Date           Option Term
----                   -------         ----        -----      -----       ----           -----------
                                                                                       5%     10%    0%
                                                                                       --     ---    --

Emanuel J. Friedman       --            --          --         --          --          --     --     --
Eric F. Billings          --            --          --         --          --          --     --     --
W. Russell Ramsey         --            --          --         --          --          --     --     --
Robert S. Smith       150,000(1)       4.10%     $5.50(1)     $6.10      6/26/01       (1)    (1)    (1)
Kurt R. Harrington        --            --          --         --          --          --     --     --

(1) Options granted pursuant to participation in the FBR Stock Purchase and Loan Plan that were issued on June 26, 2001 and expired on the same day. The option price was set at $5.50 rather than the market price because that was the price at which Mr. Ramsey agreed to sell his shares to the Company on the condition that the shares be offered to employees at that price.
     Shares acquired under the plan are restricted for a period of two years from the date of acquisition. Mr. Smith's purchase of 150,000 shares under the FBR Stock Purchase and Loan Plan represented three percent of the 5,000,000 shares purchased by employees under the plan. See page 7.



Aggregated Option Exercises and Fiscal Year-End Option Values

                                                            Number of Securities
                         Shares                                 Underlying             Value of Unexercised
                       Acquired on                         Unexercised Options at      In-the-Money Options at
Name                  Exercise (#)   Value Realized ($)      December 31, 2001            December 31, 2001
----                 --------------  ------------------  Exercisable  Unexercisable  Exercisable   Unexercisable
                                                         -----------  -------------  -----------   -------------
Emanuel J. Friedman        --                --              --          --                --         --
Eric F. Billings           --                --              --          --                --         --
W. Russell Ramsey          --                --              --          --                --         --
Robert S. Smith        150,000(1)            --            240,833     337,137             --         --
Kurt R. Harrington         --                --             74,541      46,209             --         --

(1) Options granted pursuant to participation in the FBR Stock Purchase and Loan Plan that were issued on June 26, 2001 and expired on the same day. The option price was set at $5.50 rather than the market price because that was the price at which Mr. Ramsey agreed to sell his shares to the Company on the condition that the shares be offered to employees at that price.
     Shares acquired under the plan are restricted for a period of two years from the date of acquisition. Mr. Smith's purchase of 150,000 shares under the FBR Stock Purchase and Loan Plan represented three percent of the 5,000,000 shares purchased by employees under the plan. See page 7.


Audit Committee Report

     The  following  report is submitted by the Audit  Committee of the Board of
Directors,  which  is  composed  of  the  Company's  independent,   non-employee
directors, Mr. Timmeny, Chairman, and Mr. Altobello:

     The Audit Committee assists the Board of Directors in monitoring the Company's financial reporting process. Management has primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

     In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in the 2001 Annual Report on SEC Form 10-K with the Company's management and the independent auditors. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee has discussed with the independent auditors, the auditors' independence from the Company and its management including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has considered the compatibility of non-audit services with the auditors' independence.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company's Annual Report on SEC Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

     Following the recommendation of the Audit Committee, on March 22, 2002, the Board of Directors determined not to renew the engagement of Arthur Andersen LLP as the Company's independent auditor and selected PricewaterhouseCoopers LLP as independent auditor for fiscal year 2002.

                                       Respectfully submitted,

                                       Wallace L. Timmeny, Chairman
                                       Daniel  J. Altobello

STOCK PERFORMANCE GRAPH

     The following graph compares the change in the cumulative total shareholder return for the Company's Class A Common Stock with the comparable cumulative return of two indexes: the Standard & Poors (''S&P'') 500 Stock Index and the FSA Mid-Cap Index published by Financial Service Analytics, Inc.

     The Company's Class A Common Stock first began trading publicly on December 23, 1997, on the New York Stock Exchange. The graph, therefore, assumes $100 invested on December 23, 1997, in the Company's Class A Common Stock and $100 invested at the same time in each of the above mentioned indexes. The comparison assumes that all dividends are reinvested.

The following table was depicted as a graph in the printed material.

                         FRIEDMAN BILLINGS RAMSEY GROUP
                FBR        FBG         FBR         FSA      S&P 500
               Prices   Dividends    Indexed     Mid-Cap     Reinv
               ------   ---------    -------     -------     -----
12/23/97       20.50                   100         100         100
  Dec-97       17.94                    88         104         104
  Jan-98       14.94                    73          91         105
  Feb-98       14.94                    73         102         112
  Mar-98       16.75                    82         109         118
  Apr-98       18.81                    92         116         119
  May-98       15.69                    77         109         117
  Jun-98       14.44                    70         105         122
  Jul-98       13.25                    65         101         121
  Aug-98        6.38                    31          69         103
  Sep-98        5.31                    26          76         110
  Oct-98        5.13                    25          79         119
  Nov-98        6.00                    29          88         129
  Dec-98        6.50                    32          85         133
  Jan-99        6.38                    31          83         139
  Feb-99        5.81                    28          80         134
  Mar-99        6.69                    33          88         140
  Apr-99       14.88                    73         111         145
  May-99       10.44                    51         109         142
  Jun-99       11.88                    58         120         150
  Jul-99        8.75                    43         104         145
  Aug-99        6.88                    34          98         144
  Sep-99        6.94                    34          95         140
  Oct-99        5.19                    25          91         149
  Nov-99        5.94                    29          88         152
  Dec-99        7.88                    38          91         161
  Jan-00        8.81                    43          95         153
  Feb-00       16.00                    78         113         150
  Mar-00       10.88                    53         114         165
  Apr-00        7.81                    38         105         160
  May-00        6.38                    31         103         157
  Jun-00        8.13                    40         117         160
  Jul-00        7.25                    35         123         158
  Aug-00        7.44                    36         134         168
  Sep-00        9.31                    45         144         159
  Oct-00        7.56                    37         134         157
  Nov-00        6.13                    30         116         146
  Dec-00        6.56                    32         141         146
  Jan-01        7.77                    38         151         152
  Feb-01        6.26                    31         138         138
  Mar-01        5.48                    27         118         129
  Apr-01        5.75                    28         132         139
  May-01        6.10                    30         129         140
  Jun-01        7.00                    34         136         137
  Jul-01        6.90                    34         137         135
  Aug-01        6.60                    32         131         127
  Sep-01        5.10                    25         120         117
  Oct-01        4.95                    24         113         119
  Nov-01        4.50                    22         124         128
  Dec-01        5.19                    25         138         129

                                     ITEM 2

                           RATIFICATION OF APPOINTMENT
                             OF INDEPENDENT AUDITOR

The Board of Directors recommends a vote "FOR" ratification of the appointment of PricewaterhouseCoopers LLP.

     The Board of Directors has selected the firm of PricewaterhouseCoopers LLP ("PWC") to audit the Company's consolidated financial statements for 2002, and recommends to the shareholders ratification of the appointment of PWC as independent auditor for 2002. If the selection of PWC is not ratified by the shareholders, the Board of Directors will request the Audit Committee to consider that fact in its review and future recommendation of the independent auditor.

     The selection of PWC as the Company's new independent auditor on March 22, 2002, followed the decision of the Company not to renew the engagement of its former independent auditor, Arthur Andersen LLP ("Andersen"). The decision not to renew the engagement of Andersen and to retain PWC was approved by the Company's Board of Directors upon the recommendation of its Audit Committee.

     During the Company's two most recent fiscal years ended December 31, 2001 and 2000, and the subsequent interim period through March 22, 2002, there were no disagreements between the Company and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to Andersen's satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

     None of the reportable events described under Item 304(a)(1)(v) of SEC Regulation S-K occurred within the Company's two most recent fiscal years and the subsequent interim period through March 22, 2002.

     The audit reports of Andersen on the consolidated financial statements of the Company and subsidiaries as of and for the fiscal years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the Company's two most recent fiscal years ended December 31, 2001 and 2000, and the subsequent interim period through March 22, 2002, the Company did not consult with PWC regarding any of the matters or events set forth in
Item 304(a)(2)(i) and (ii) of SEC Regulation S-K.

     Representatives of both PWC and Andersen will be present at the Annual Meeting, will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

     Audit Fees. The aggregate fees billed for professional services rendered to the Company by Andersen during 2001 in connection with the audit of the
Company's financial statements for 2001 and the reviews of the financial statements included in the Company's Forms 10-Q for 2000 were $567,220. This amount includes fees related to the Company and its consolidated and non-consolidated subsidiaries and investments.

     Audit Related Fees. The aggregate fees for audit related services, which related to preparation and delivery of comfort letters and consents, rendered by Andersen during 2001 were $55,500. This amount includes fees related to the Company and its consolidated and non-consolidated subsidiaries and investments.

     Financial Information Systems Design and Implementation Fees. During 2001, no professional services were rendered to the Company by Andersen relating to financial information systems design and implementation.

     All Other Fees. The aggregate fees billed for all other professional services rendered to the Company by Andersen during 2001, which services primarily related to tax compliance, tax consulting and due diligence related to investment banking deal work were $510,000. This amount includes fees related to the Company and its consolidated and non-consolidated subsidiaries and investments.

                    OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors does not know of any matters that will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, it is intended that the persons named in and acting under the enclosed form of proxy or their substitutes will vote thereon in accordance with their best judgement.


                          ANNUAL REPORT TO SHAREHOLDERS

     The Company's 2001 Annual Report to Shareholders is enclosed with this Proxy Statement.


                  SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     A shareholder who wishes to introduce a proposal for consideration at the Company's 2003 Annual Meeting may seek to have that proposal included in the Company's proxy statement pursuant to U.S. Securities and Exchange Commission (''SEC'') Rule 14a-8. To qualify for this, the proposal must be received at the Company's principal executive offices not later than December 31, 2002 and must satisfy the other requirements of Rule 14a-8. The submission of a shareholder proposal does not guarantee that it will be included.

     A shareholder may otherwise propose business for consideration or nominate persons for election to the Board of Directors in compliance with applicable state law and the Company's Bylaws. The Company's Bylaws provide that any such proposals or nominations for the Company's 2003 Annual Meeting must be received by the Company no earlier than January 30, 2003, and no later than March 3, 2003. Any such notice must satisfy the other requirements with respect to such proposals and nominations contained in the Company's Bylaws. If a shareholder fails to meet these deadlines or fails to comply with the requirements of SEC Rule 14a-4, the Company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal.